Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the Second Quarter

and Six Months Ended June 30, 2014

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (July 22, 2014): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $5.5 million, or $0.25 per diluted share, for the quarter ended June 30, 2014 compared to $3.0 million, or $0.14 per diluted share, for the quarter ended June 30, 2013. For the six months ended June 30, 2014, net income was $10.3 million, or $0.47 per diluted share compared to $6.1 million, or $0.28 per diluted share, for the six months ended June 30, 2013. The Company’s return on average assets was 0.78% for the quarter ended June 30, 2014 compared to 0.50% for the quarter ended June 30, 2013. For the six months ended June 30, 2014, the Company’s return on average assets was 0.74% compared to 0.51% for the six months ended June 30, 2013. The Company’s return on average equity was 8.52% for the quarter ended June 30, 2014 compared to 5.03% for the quarter ended June 30, 2013. For the six months ended June 30, 2014, the Company’s return on average equity was 8.06% compared to 5.12% for the six months ended June 30, 2013. Total assets increased $373.8 million, or 13.9%, to $3.056 billion at June 30, 2014 from $2.682 billion at December 31, 2013, reflecting cash proceeds of $206.9 million from stock subscription deposits received in connection with the Company’s second step conversion during the second quarter of 2014.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report net income of $5.5 million, or $0.25 per share, for the second quarter and $10.3 million, or $0.47 per share, for the first half of 2014. This represents growth in net income of 82% from the second quarter and 69% from the first half of last year. I was also gratified to see the resulting increases in our return on assets and return on equity. We recently completed the subscription and community offering and syndicated community offering portions of the stock offering in connection with our previously announced plans to become a fully public company. The closing of the conversion and stock offering is expected to occur shortly after the receipt of the customary regulatory approvals.”

Net interest income increased $2.9 million, or 15.9%, to $21.2 million for the quarter ended June 30, 2014 from $18.3 million for the quarter ended June 30, 2013. The interest rate spread and net interest margin were 3.00% and 3.16% for both the quarters ended June 30, 2014 and June 30, 2013. For the six months ended June 30, 2014, net interest income increased $5.9 million, or 16.4%, to $41.8 million from $35.9 million for the six months ended June 30, 2013. The net interest rate spread and net interest margin were 3.03% and 3.18%, respectively, for the six months ended June 30, 2014 compared to 3.05% and 3.20%, respectively, for the six months ended June 30, 2013. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the second quarter and six months ended June 30, 2014 compared to the same periods in 2013.

The average balance of the Company’s loan portfolio increased $427.4 million, or 22.1%, to $2.365 billion, which was partially offset by the decline in the yield on loans of 24 basis points to 4.26% for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013. The average balance of the Company’s total deposits increased $334.7 million, or 16.8%, to $2.331 billion, which was partially offset by the decline in cost of total deposits of seven basis points to 0.76% for the quarter ended June 30, 2014 compared to the quarter ended June 30, 2013. The Company’s yield on interest-earning assets declined 10 basis points to 3.91% for the quarter ended June 30, 2014 compared to 4.01% for the quarter ended June 30, 2013, while the cost of funds declined 11 basis points to 0.80% for the quarter ended June 30, 2014 compared to 0.91% for the quarter ended June 30, 2013.

Mr. Gavegnano noted, “Our net interest income rose for the twelfth consecutive quarter reflecting growth of $367 million, or 18%, in total loans and $307 million, or 22%, in core deposits during the past year. As a result of this strong growth and continuing declines in our cost of funds, the net interest margin for both the second quarter and first half of 2014 has remained essentially even with the same periods last year.”

The Company’s provision for loan losses was $696,000 for the quarter ended June 30, 2014 compared to $3.2 million for the quarter ended June 30, 2013. For the six months ended June 30, 2014, the provision for loan losses was $829,000 compared to $4.5 million for the six months ended June 30, 2013. The change was based on management’s assessment of loan portfolio growth and composition changes, a decline in historical charge-off trends, an ongoing evaluation of credit quality and improving economic conditions. The allowance for loan losses was $26.1 million or 1.09% of total loans outstanding at June 30, 2014, compared to $25.3 million or 1.11% of total loans outstanding at December 31, 2013. Net charge-offs totaled $6,000 for the quarter ended June 30, 2014, or less than 0.01% of average loans outstanding, and $33,000 for the six months ended June 30, 2014, or less than 0.01% of average loans outstanding.

Non-accrual loans decreased $4.2 million, or 10.2%, to $37.3 million, or 1.56% of total loans outstanding, at June 30, 2014, from $41.5 million, or 1.81% of total loans outstanding, at December 31, 2013, primarily due to decreases of $1.8 million in non-accrual commercial real estate loans, $633,000 in non-accrual construction loans and $1.3 million in non-accrual one- to four-family loans. Non-performing assets decreased $3.1 million, or 7.3%, to $39.8 million, or 1.30% of total assets, at June 30, 2014, from $42.9 million, or 1.60% of total assets, at December 31, 2013. Non-performing assets at June 30, 2014 were comprised of $16.3 million of one- to four-family mortgage loans, $10.7 million of construction loans, $7.2 million of commercial real estate loans, $2.3 million of home equity loans, $903,000 of commercial business loans and foreclosed real estate of $2.5 million. Non-performing assets at June 30, 2014 included $13.6 million of non-accrual loans acquired in the January 2010 Mt. Washington Co-operative Bank merger.

Non-interest income decreased $683,000, or 14.5%, to $4.0 million for the quarter ended June 30, 2014 from $4.7 million for the quarter ended June 30, 2013, primarily due to decreases of $623,000 in gain on sales of securities, net and $136,000 in mortgage banking gains, net partially offset by an increase of $84,000 in customer service fees. For the six months ended June 30, 2014, non-interest income decreased $1.1 million, or 11.7%, to $8.0 million from $9.1 million for the six months ended June 30, 2013, primarily due to decreases of $1.3 million in gain on sales of securities, net and $171,000 in mortgage banking gains, net partially offset by increases of $297,000 in customer service fees and $155,000 in loan fees.

Non-interest expenses increased $686,000, or 4.4%, to $16.3 million for the quarter ended June 30, 2014 from $15.6 million for the quarter ended June 30, 2013, primarily due to increases of $541,000 in salaries and employee benefits, $130,000 in occupancy and equipment, $122,000 in professional services and $113,000 in foreclosed real estate, partially offset by decreases of $170,000 in data processing and $124,000 in marketing and advertising. For the six months ended June 30, 2014, non-interest expenses increased $1.8 million, or 5.7%, to $33.7 million from $31.9 million for the six months ended June 30, 2013, primarily due to increases of $1.3 million in salaries and employee benefits, $357,000 in occupancy and equipment and $162,000 in professional services. The increases in salaries and employee benefits and occupancy and equipment expenses were primarily associated with the opening of three new branches in 2013 and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 68.49% for the quarter ended June 30, 2014 compared to 74.58% for the quarter ended June 30, 2013. For the six months ended June 30, 2014, the efficiency ratio was 72.02% compared to 78.49% for the six months ended June 30, 2013.

Mr. Gavegnano added, “As expected, our efficiency ratio is improving as our operating profitability continues to increase. We remain committed to prudently managing our growth and cost structure while we continue to selectively and opportunistically recruit highly qualified employees that can enhance our business. We will also continue to enhance our infrastructure and technology as necessary.”

The Company recorded a provision for income taxes of $2.8 million for the quarter ended June 30, 2014, reflecting an effective tax rate of 33.7%, compared to $1.2 million, or 28.4%, for the quarter ended June 30, 2013. For the six months ended June 30, 2014, the provision for income taxes was $5.1 million, reflecting an effective tax rate of 33.0%, compared to $2.6 million, or 29.6%, for the six months ended June 30, 2013. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Net loans increased $104.1 million, or 4.6%, to $2.369 billion at June 30, 2014 from $2.265 billion at December 31, 2013. The net increase in loans for the six months ended June 30, 2014 was primarily due to increases of $78.8 million in multi-family loans and $34.1 million in commercial business loans, partially offset by a decrease of $10.3 million in commercial real estate loans. Cash and due from banks increased $281.5 million, or 326.4%, to $367.8 million at June 30, 2014 from $86.3 million at December 31, 2013. The increase in cash and due from banks was primarily due to $206.9 million of stock subscription deposits received in connection with the second step conversion. Securities available for sale decreased $18.4 million, or 9.1%, to $182.8 million at June 30, 2014 from $201.1 million at December 31, 2013.

Total deposits increased $315.7 million, or 14.0%, to $2.564 billion at June 30, 2014 from $2.249 billion at December 31, 2013. Core deposits, which exclude certificate of deposits and the $206.9 million of stock subscription deposits increased $103.2 million, or 6.6%, to $1.676 billion at June 30, 2014. Total borrowings increased $49.4 million, or 30.5%, to $211.3 million at June 30, 2014 from $161.9 million at December 31, 2013.

Total stockholders’ equity increased $12.7 million, or 5.1%, to $261.9 million at June 30, 2014, from $249.2 million at December 31, 2013. The increase for the six months ended June 30, 2014 was primarily due to $10.3 million in net income and $1.4 million in accumulated other comprehensive income reflecting an increase in the fair value of available for sale securities. Stockholders’ equity to assets was 8.57% at June 30, 2014, compared to 9.29% at December 31, 2013. Book value per share increased to $11.78 at June 30, 2014 from $11.21 at December 31, 2013. Tangible book value per share increased to $11.17 at June 30, 2014 from $10.60 at December 31, 2013. Market price per share increased $3.10, or 13.7%, to $25.68 at June 30, 2014 from $22.58 at December 31, 2013. At June 30, 2014, the Company and the Bank continued to exceed all regulatory capital requirements.

As of June 30, 2014, the Company had repurchased 287,652 shares of its stock at an average price of $14.68 per share, or 31.8% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,691,580 shares at an average price of $10.89 per share since December 2008. The Company terminated the repurchase program in connection with the Company’s plan to convert into a fully public stock holding company structure.

Mr. Gavegnano concluded, “Our entire team is ready and eager to move forward as a fully public company. As we have demonstrated to this point, we plan to continue the careful expansion of the Bank’s franchise while increasing profitability and further enhancing stockholder value.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 27 full service locations in the greater Boston metropolitan area including nine full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: the failure to obtain the approval of the Massachusetts Commissioner of Banks and the Board of Governors of the Federal Reserve System for the proposed conversion and related stock offering, delays in obtaining such approvals, or adverse conditions imposed in connection with such approvals, confirmation of final offering proceeds, general economic conditions, changes in interest rates, regulatory considerations, competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30, 2014	December 31, 2013
	(Dollars in thousands)
ASSETS
Cash and due from banks	$367,819	$86,271
Securities available for sale, at fair value	182,752	201,137
Federal Home Loan Bank stock, at cost	12,681	11,907
Loans held for sale	5,900	2,363

Loans, net of fees and costs	2,395,625	2,290,735
Less allowance for loan losses	(26,131)	(25,335)

Loans, net	2,369,494	2,265,400

Bank-owned life insurance	38,020	37,446
Foreclosed real estate, net	2,503	1,390
Premises and equipment, net	38,967	39,426
Accrued interest receivable	7,118	7,127
Deferred tax asset, net	12,773	13,478
Goodwill	13,687	13,687
Other assets	4,213	2,469

Total assets	$3,055,927	$2,682,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$484,242	$255,639
Interest-bearing	2,080,065	1,992,961

Total deposits	2,564,307	2,248,600

Long-term debt	211,340	161,903
Accrued expenses and other liabilities	18,345	22,393

Total liabilities	2,793,992	2,432,896

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	100,068	99,553
Retained earnings	172,663	162,388
Accumulated other comprehensive income	5,485	4,104
Treasury stock, at cost, 768,361 and 778,821 shares at June 30, 2014 and December 31, 2013, respectively	(9,769)	(9,919)
Unearned compensation - ESOP, 558,900 and 579,600 shares at June 30, 2014 and December 31, 2013, respectively	(5,589)	(5,796)
Unearned compensation - restricted shares, 85,190 and 103,810 at June 30, 2014 and December 31, 2013, respectively	(923)	(1,125)

Total stockholders’ equity	261,935	249,205

Total liabilities and stockholders’ equity	$3,055,927	$2,682,101

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$25,112	$21,730	$49,547	$42,524
Interest on debt securities:
Taxable	630	1,007	1,375	2,163
Tax-exempt	44	53	89	106
Dividends on equity securities	377	364	690	713
Other interest and dividend income	138	101	228	165

Total interest and dividend income	26,301	23,255	51,929	45,671

Interest expense:
Interest on deposits	4,407	4,141	8,812	8,089
Interest on borrowings	655	795	1,276	1,637

Total interest expense	5,062	4,936	10,088	9,726

Net interest income	21,239	18,319	41,841	35,945
Provision for loan losses	696	3,219	829	4,479

Net interest income, after provision for loan losses	20,543	15,100	41,012	31,466

Non-interest income:
Customer service fees	1,860	1,776	3,659	3,362
Loan fees	106	108	319	164
Mortgage banking gains, net	267	403	387	558
Gain on sales of securities, net	1,505	2,128	3,065	4,401
Income from bank-owned life insurance	293	296	574	587
Other income	6	9	17	9

Total non-interest income	4,037	4,720	8,021	9,081

Non-interest expenses:
Salaries and employee benefits	10,017	9,476	20,818	19,551
Occupancy and equipment	2,216	2,086	4,777	4,420
Data processing	909	1,079	2,070	2,070
Marketing and advertising	688	812	1,495	1,503
Professional services	659	537	1,300	1,138
Foreclosed real estate	199	86	210	192
Deposit insurance	531	522	1,082	997
Other general and administrative	1,062	997	1,950	2,016

Total non-interest expenses	16,281	15,595	33,702	31,887

Income before income taxes	8,299	4,225	15,331	8,660
Provision for income taxes	2,795	1,200	5,056	2,567

Net income	$5,504	$3,025	$10,275	$6,093

Earnings per share:
Basic	$0.25	$0.14	$0.47	$0.28
Diluted	$0.25	$0.14	$0.47	$0.28
Weighted average shares:
Basic	21,666,169	21,649,423	21,658,954	21,644,052
Diluted	22,106,586	21,962,628	22,095,156	21,957,397

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended June 30,
	2014			2013
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,364,971	$25,734	4.36%	$1,937,574	$22,035	4.56%
Securities and certificates of deposits	183,100	1,212	2.66	232,794	1,584	2.73
Other interest-earning assets (3)	147,456	138	0.38	154,113	101	0.26

Total interest-earning assets	2,695,527	27,084	4.03	2,324,481	23,720	4.09

Noninterest-earning assets	116,468			116,638

Total assets	$2,811,995			$2,441,119

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$236,524	332	0.56	$177,170	228	0.52
Money market deposits	855,929	1,887	0.88	660,024	1,489	0.90
Regular and other deposits	267,270	174	0.26	252,868	166	0.26
Certificates of deposit	677,827	2,014	1.19	686,854	2,258	1.32

Total interest-bearing deposits	2,037,550	4,407	0.87	1,776,916	4,141	0.93
Borrowings	204,460	655	1.28	187,082	795	1.70

Total interest-bearing liabilities	2,242,010	5,062	0.91	1,963,998	4,936	1.01

Noninterest-bearing demand deposits	293,776			219,757
Other noninterest-bearing liabilities	17,799			16,889

Total liabilities	2,553,585			2,200,644
Total stockholders’ equity	258,410			240,475

Total liabilities and stockholders’ equity	$2,811,995			$2,441,119

Net interest-earning assets	$453,517			$360,483

Fully tax-equivalent net interest income		22,022			18,784
Less: tax-equivalent adjustments		(783)			(465)

Net interest income		$21,239			$18,319

Interest rate spread (4)			3.12%			3.08%
Net interest margin (5)			3.28%			3.24%
Average interest-earning assets to average interest-bearing liabilities		120.23%			118.35%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,331,326	$4,407	0.76%	$1,996,673	$4,141	0.83%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,535,786	$5,062	0.80%	$2,183,755	$4,936	0.91%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended June 30, 2014 and 2013, yields on loans before tax-equivalent adjustments were 4.26% and 4.50%, respectively, yields on securities and certificates of deposits before tax-equivalent adjustments were 2.30% and 2.45%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.91% and 4.01%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended June 30, 2014 and 2013 was 3.00% and 3.00%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended June 30, 2014 and 2013 was 3.16% and 3.16%, respectively.
(2)	Annualized.
(3)	Loans on non-accrual status are included in average balances.
(4)	Includes Federal Home Loan Bank stock and associated dividends.
(5)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Six Months Ended June 30, 2014,
	2014			2013
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)

Assets:
Interest-earning assets:
Loans (2)	$2,339,074	$50,763	4.38%	$1,883,894	$43,085	4.61%
Securities and certificates of deposits	189,151	2,452	2.61	242,655	3,297	2.74
Other interest-earning assets (3)	124,706	228	0.37	135,247	165	0.25

Total interest-earning assets	2,652,931	53,443	4.06	2,261,796	46,547	4.15

Noninterest-earning assets	113,970			119,128

Total assets	$2,766,901			$2,380,924

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$226,714	633	0.56	$176,455	459	0.52
Money market deposits	853,773	3,744	0.88	638,532	2,844	0.90
Regular and other deposits	264,841	342	0.26	249,878	327	0.26
Certificates of deposit	678,315	4,093	1.22	667,973	4,459	1.35

Total interest-bearing deposits	2,023,643	8,812	0.88	1,732,838	8,089	0.94
Borrowings	194,221	1,276	1.32	182,071	1,637	1.81

Total interest-bearing liabilities	2,217,864	10,088	0.92	1,914,909	9,726	1.02

Noninterest-bearing demand deposits	275,550			210,014
Other noninterest-bearing liabilities	18,609			17,821

Total liabilities	2,512,023			2,142,744
Total stockholders’ equity	254,878			238,180

Total liabilities and stockholders’ equity	$2,766,901			$2,380,924

Net interest-earning assets	$435,067			$346,887

Fully tax-equivalent net interest income		43,355			36,821
Less: tax-equivalent adjustments		(1,514)			(876)

Net interest income		$41,841			$35,945

Interest rate spread (4)			3.14%			3.13%
Net interest margin (5)			3.30%			3.28%
Average interest-earning assets to average interest-bearing liabilities		119.62%			118.12%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,299,193	$8,812	0.77%	$1,942,852	$8,089	0.84%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,493,414	$10,088	0.82%	$2,124,923	$9,726	0.92%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the six months ended June 30, 2014 and 2013, yields on loans before tax-equivalent adjustments were 4.27% and 4.55%, respectively, yields on securities and certificates of deposits before tax-equivalent adjustments were 2.30% and 2.48%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.95% and 4.07%, respectively. Interest rate spread before tax-equivalent adjustments for the six months ended June 30, 2014 and 2013 was 3.03% and 3.05%, respectively, while net interest margin before tax-equivalent adjustments for the six months ended June 30, 2014 and 2013 was 3.18% and 3.20%, respectively.
(2)	Annualized.
(3)	Loans on non-accrual status are included in average balances.
(4)	Includes Federal Home Loan Bank stock and associated dividends.
(5)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2014	2013	2014	2013

Key Performance Ratios
Return on average assets (1)	0.78%	0.50%	0.74%	0.51%
Return on average equity (1)	8.52	5.03	8.06	5.12
Stockholders’ equity to total assets	8.57	9.52	8.57	9.52
Interest rate spread (1) (2)	3.00	3.00	3.03	3.05
Net interest margin (1) (3)	3.16	3.16	3.18	3.20
Non-interest expense to average assets (1)	2.32	2.56	2.44	2.68
Efficiency ratio (4)	68.49	74.58	72.02	78.49

	June 30, 2014	December 31, 2013	June 30, 2013

Asset Quality Ratios
Allowance for loan losses/total loans	1.09%	1.11%	1.16%
Allowance for loan losses/non-accrual loans	70.08	61.00	51.75
Non-accrual loans/total loans	1.56	1.81	2.23
Non-accrual loans/total assets	1.22	1.55	1.81
Non-performing assets/total assets	1.30	1.60	1.88

Share Related
Book value per share	$11.78	$11.21	$10.74
Tangible book value per share	$11.17	$10.60	$10.13
Market value per share	$25.68	$22.58	$18.83
Shares outstanding	22,231,639	22,221,179	22,241,256

(1)	Annualized.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.